Exhibit 99.1

Clean Energy Appoints Patrick J. Ford to Board of Directors

NEWPORT BEACH, Calif. – March 28, 2024 – Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced that it has appointed Patrick J. Ford to the company’s Board of Directors, effective March 27, 2024. In addition to serving on the Board of Directors, he will also be a member of Clean Energy’s audit committee.

Patrick Ford, 62, served as an Audit Partner at KPMG LLP from 1994 until his retirement in 2022. During his tenure at KPMG, he served numerous SEC registrants as the Lead Audit Engagement Partner in the energy, automotive and technology sectors.

“Patrick brings to our Board extensive experience in finance and accounting within the energy industry. We are fortunate to have him join us, and I look forward to the positive impact his engagement and assistance will bring in guiding Clean Energy’s strategy and objectives,” said Clean Energy Board of Directors Chairman Stephen Scully.

“I am excited to be given this opportunity to serve as an advisor to such a leading force in the renewable fuels sector. I look forward to working with my colleagues to advocate for RNG as a sustainable, alternative fuel for commercial transportation,” said Mr. Ford.

During his years as an audit executive, Ford served as a member of the Board of Directors of KPMG LLP and has experience as a member on several other high-profile private and not-for-profit boards. He is a certified public accountant (retired) in California, Arizona and Hawaii, and holds a bachelor’s degree in Business Administration from the University of Southern California.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived by capturing methane from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada as well as RNG production facilities at dairy farms. Visit www.cleanenergyfuels.com and follow @ce_renewables on X and LinkedIn.

Media Contact:
Kimberly Fleer
1-949-437-1447
Kimberly.Fleer@cleanenergyfuels.com

Investor Contact:
Thomas Driscoll
1-949-437-1191
Thomas.Driscoll@cleanenergyfuels.com

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